Exhibit 10.1

BUY/SELL AGREEMENT

This Buy/Sell Agreement (this "Agreement") is entered into as of December 4, 2015 (the "Effective Date") by and between Ervington Investments Limited, a Cypriot company (the "Purchaser"), and RMI Investments S.à r.l., a Luxembourg company (the "Seller"). The Purchaser and the Seller are referred to, each as a "Party," and collectively as the "Parties."
Recitals
A.            The Seller is the registered holder of an aggregate of 1,585,549 shares of Common Stock (the "Common Shares") of Neothetics, Inc., a Delaware corporation with common stock trading on the NASDAQ stock exchange under the ticker symbol "NEOT" (the "Company"), and which Common Shares constitutes all of the equity interests beneficially owned by the Seller in the Company.
B.            The Seller is a party to that certain Fourth Amended and Restated Investors' Rights Agreement, dated as of September 22, 2014 among the Company, John Dobak, M.D. and the other investors party thereto (the "Investors' Rights Agreement").
C.            The Seller now desires and voluntarily agrees to sell all of the Common Shares to the Purchaser, and the Purchaser desires to purchase all of the Common Shares from the Seller, pursuant to the terms hereof.
Agreement
For good and valuable consideration, the receipt and sufficiency of which are acknowledged by the Parties, the Parties agree as follows (references to Sections shall refer to sections of this Agreement, unless otherwise specified):
1.    Share Purchase; Purchase Price; Purchase Price Adjustment.
(a)    Subject to the terms set forth herein, Seller shall sell, deliver, and transfer the Common Shares to the Purchaser effective as of 10:00 a.m., Pacific Standard Time, on the Closing Date (as defined below).
(b)    The purchase price for the Common Shares shall be Twenty Million Dollars ($20,000,000) (as may be adjusted pursuant to Section 1(c), the "Purchase Price"). In accordance with Section 2(b), Twenty Million Dollars (US $20,000,000) shall be delivered by the Purchaser to the Seller in accordance with the provisions set forth in Section 2; provided, however, that such funds will be held in an escrow account, and in accordance with the terms, set forth on in the form escrow letter attached hereto as Exhibit B, with release to the Seller being conditioned upon the satisfaction of the conditions set forth in Section 2.
(c)    Subject to the occurrence of any of the conditions (together, the "Condition") described in Section 1(d), the Purchaser will pay to the Seller an additional amount in cash (the "Additional Payment").  The amount of the Additional Payment shall be determined based upon the applicable Condition, as set forth in Sections 1(d) and 1(e).  Seller and Purchaser agree to treat any Additional Payment as an adjustment to the Purchase Price for federal, state, local and non-U.S. income tax purposes.
(d)    The "Condition" shall mean the first occurrence of either:
(i)    The Seller delivering a valid Phase III Success Event Notice (as defined in Section 1(g) below) to the Purchaser, in which case the Additional Payment shall be a payment in the amount of Five Million Dollars ($5,000,000); or
(ii)    The Seller delivering a valid Seller Financial Success Event Notice (as defined in Section 1(h) below) or a valid Seller Share Value Increase Notice (as defined in Section 1(i) below) to the Purchaser, in which case the amount of the Additional Payment shall be determined in accordance with applicable clause of Section 1(e) below.
The "Final Condition Date" means 5:00 P.M. Pacific Standard Time on the date that is the four (4) year anniversary of the Effective Date.
(e)    A "Financial Success Event" means the occurrence of any of the following events:
(i)    The sale, transfer, or assignment by Purchaser of all of the Common Shares prior to the Final Condition Date (a "Sale of Shares") that results in aggregate consideration actually received by the Purchaser (whether on or prior to the Final Condition Date) (the "Sale of Shares Consideration") for all of the Common Shares in an amount greater than Twenty Million Dollars ($20,000,000) (the "Closing Consideration"), in which case the amount of the Additional Payment payable to the Seller from the Sale of Shares Consideration shall equal the sum of: (A) the amount by which the Sale of Shares Consideration exceeds the Closing Consideration (subject to a maximum amount of Five Million Dollars ($5,000,000)) plus (B) 10% of the amount (if any) by which the Sale of Shares Consideration exceeds Twenty Five Million Dollars ($25,000,000). For the avoidance of doubt, rules set forth in this paragraph shall equally apply to cases when the Purchaser enters into one or more binding agreements which result in the sale, transfer or assignment of all of the Common Shares prior to the Final Condition Date, but the Sale of Shares Consideration is actually received by the Purchaser after the Final Condition Date; or
(ii)    The acquisition, in one or a series of transactions, by Purchaser, on or prior to the Final Condition Date, of 1,585,549 or more additional shares of the Company's Common Stock (such transactions, collectively the "Additional Share Purchase" and the aggregate amount of additional shares acquired as of the date of delivery of the Purchaser Financial Success Event Notice the "Additional Common Shares") for aggregate consideration (the "Additional Share Purchase Consideration") in excess of the Closing Consideration, in which case the amount of the Additional Payment shall equal the sum of: (A) the amount by which the Notional Additional Share Purchase Consideration (as defined below) exceeds the Closing Consideration (subject to a maximum amount of Five Million Dollars ($5,000,000)) plus (B) 10% of the amount (if any) by which the Notional Additional Share Purchase Consideration exceeds Twenty Five Million Dollars ($25,000,000).  For the purpose of this clause (ii) of Section 1(e): the "Average Price Per Additional Share" shall be an amount equal to the Additional Share Purchase Consideration divided by the number of Additional Common Shares; and the "Notional Additional Share Purchase Consideration" shall be an amount equal to the product of the Average Price Per Additional Share and 1,585,549; or
(iii)   The occurrence during the Calculation Period (as defined below) and on or prior to the Final Condition Date of (A) the Company's Common Stock being traded on any national securities exchange (an "Exchange") at an average price per share, over the course of each trading day, of greater than $12.61, (B) the Company's Common Stock was sold by the Purchaser in off-exchanges sales at a price per share greater than $12.61, and (C) the sum of the aggregate value of all such off-exchange sales by Purchaser during such Calculation Period plus the aggregate value of the shares traded during such Calculation Period on the applicable Exchange (collectively, the "Aggregate Share Value"), exceeds the Closing Consideration (a "Share Value Increase"), in which case the amount of the Additional Payment shall equal the sum of: (A) the amount by which the Share Sale Consideration (as defined below) exceeds the Closing Consideration (subject to a maximum amount of Five Million Dollars ($5,000,000) plus (B) 10% of the amount (if any) by which the Share Sale Consideration exceeds Twenty Five Million Dollars ($25,000,000).  For the purpose of clause (iii) of this Section 1(e): the "Average Price Per Share" shall be equal to the Aggregate Share Value divided by the Aggregate Volume; the "Aggregate Volume" shall be the sum of (X) the number of shares of the Company's Common Stock traded during the applicable Calculation Period on any national securities exchange on which the Company's Common Stock is traded at a price per share greater than $12.61 plus (Y) the number of shares of the Company's Common Stock sold by the Purchaser during the applicable Calculation Period in off-exchanges sales at a price per share greater than $12.61; the "Share Sale Consideration" shall be an amount equal to the product of the Average Price Per Share and 1,585,549. For the avoidance of doubt, to the extent that any of the Company's Common Stock is sold or traded at a price equal or less than $12.61, the requirements of this event shall not have been achieved; and  the "Calculation Period" means either (AA) on or prior to the one (1) year anniversary of the Effective Date, any period commencing as of the Effective Date and ending the date immediately preceding the date of the Seller Share Value Increase Notice provided such period shall be no less than ninety (90) days, and (BB) after the one (1) year anniversary of the Effective Date, any 365 day period immediately preceding the date of the Seller Share Value Increase Notice; or
(iv)   the dissolution or liquidation of the Company on or prior to the Final Condition Date (a "Company Liquidation"), in which case the amount of the Additional Payment payable to the Seller from the Liquidation Share Consideration (as defined below) shall equal the sum of: (A) the amount by which the Liquidation Share Consideration (as defined below) exceeds the Closing Consideration (subject in all cases to a maximum amount of Five Million Dollars ($5,000,000)) plus (B) 10% of the amount (if any) by which the Liquidation Share Consideration exceeds Twenty Five Million Dollars ($25,000,000). For the purpose of this clause (iv) of Section 1(e), the "Liquidation Share Consideration" shall be the aggregate amount the Purchaser actually received (either on or prior to the Final Condition Date) for the Common Shares following the Company Liquidation.  For the avoidance of doubt, rules set forth in this paragraph shall equally apply to cases when the Company enters into a binding agreement which otherwise results in a Company Liquidation prior to the Final Condition Date, but the Liquidation Share Consideration is actually received by the Purchaser after the Final Condition Date.
(f)    Purchaser Financial Success Event Notice. From the Effective Date until the earlier of (i) the delivery of a Phase III Success Event Notice (as defined below), (ii) the delivery of a Seller Financial Success Event Notice (as defined below), or (iii) the delivery of a Seller Share Value Increase Notice (as defined below), the Purchaser shall provide written notice to Seller (a "Purchaser Financial Success Event Notice") of: (A) each Sale of Shares to occur after the Effective Date; (B) any Additional Share Purchase to occur after the Effective Date; and (C) the first (if any) Company Liquidation to occur after the Effective Date.  The Purchaser shall provide such Purchaser Financial Success Event Notice to the Seller as soon as reasonably practicable following the occurrence of the applicable event, but no later than twenty (20) business days thereafter, and such Purchaser Financial Success Event Notice shall state whether the Financial Success Event is a Sale of Shares, an Additional Share Purchase, or a Company Liquidation, and include Purchaser's calculation of the amount of the Additional Payment, if any, payable (subject to the Seller delivering a valid Seller Financial Success Event Notice to the Purchaser) and the material terms of such Financial Success Event reasonably sufficient to allow Seller to check the Purchaser's calculation of the Additional Payment.  In case of any Financial Success Events for which any proceeds shall be received by the Purchaser after the Final Condition Date, the Purchaser shall only be obligated to provide Purchaser Financial Success Event Notices with respect thereto after all proceeds have been received. For the avoidance of doubt, if no Financial Success Event has occurred on or prior to the Final Condition Date, the Purchaser shall no longer have an obligation to provide any Purchaser Financial Success Event Notice as described in this Section 1(f).
(g)    Phase III Success Event Notice. Upon the public announcement by the U.S. Food and Drug Administration  which announcement is made after the Effective Date and on or prior to the Final Condition Date, that the Company's LIPO-202 product has been approved (the "Phase III Success Event"), and provided the Seller has not previously delivered to the Purchaser a Seller Financial Success Event Notice or a Seller Share Value Increase Notice, the Seller shall have the option (but not the obligation) to deliver to the Purchaser a written notice exercising its Additional Payment right pursuant to Section 1(d)(i) within twenty (20) business days after the occurrence of the Phase III Success Event (a "Phase III Success Event Notice").  If the Seller does not deliver a valid Phase III Success Event Notice as described above in this paragraph, the Seller shall automatically be deemed to have irrevocably waived its right to receive the Additional Payment in connection with the Phase III Success Event.  If the Seller does deliver to the Purchaser a valid Phase III Success Event Notice, then the Additional Payment in the amount of Five Million Dollars ($5,000,000) shall be paid in accordance with Section 1(d)(i).  For the avoidance of doubt, if the Seller delivers a valid Phase III Success Event Notice, the Seller shall be deemed to have irrevocably waived its right to receive any Additional Payment pursuant to Section 1(d)(ii) and the Seller shall no longer have any right to deliver a Seller Financial Success Event Notice or Seller Share Value Increase Notice.
(h)    Seller Financial Success Event Notice.  No later than twenty (20) business days after receipt of a Purchaser Financial Success Event Notice and provided the Seller has not previously delivered to the Purchaser a valid Phase III Success Event Notice or a valid Seller Share Value Increase Notice, the Seller shall have the option (but not the obligation) to deliver to the Purchaser a written notice exercising its Additional Payment right pursuant to Section 1(d)(ii) in respect of the Financial Success Event set forth in such Purchaser Financial Success Event Notice (a "Seller Financial Success Event Notice").  If Seller does not deliver to the Purchaser a valid Seller Financial Success Event Notice within twenty (20) business days after receipt of a Purchaser Financial Success Event Notice, the Seller shall automatically be deemed to have irrevocably waived its right to receive the Additional Payment in connection with the Financial Success Event stated in the Purchaser Financial Success Event Notice and any subsequent Financial Success Event of the type stated in Purchaser Financial Success Event Notice (i.e. Sale of Shares, Additional Share Purchase or Company Liquidation).  If the Seller does deliver to the Purchaser a valid Seller Financial Success Event Notice as described above in this paragraph, then the Purchaser shall pay the Additional Payment (calculated on the basis of the Financial Success Event stated in the Purchaser Financial Success Event Notice) to the Seller. For the avoidance of doubt, if the Seller delivers a valid Seller Financial Success Event Notice, the Seller shall be deemed to have irrevocably waived its right to receive any Additional Payment pursuant to Section 1(d)(i) and, with respect to a Share Value Increase event, Section 1(d)(ii), and the Seller shall no longer have any right to deliver a Phase III Success Event Notice, a Seller Share Value Increase Notice or any other Seller Financial Success Event Notice.
(i)    Seller Share Value Increase Notice. Unless the Seller has already delivered a valid Phase III Success Event Notice or a valid Seller Financial Success Event Notice (in which case, the Seller shall have no right to deliver a Seller Share Value Increase Notice), upon the occurrence of a Share Value Increase event after the Effective Date and prior to the Final Condition Date, the Seller shall have the option (but not the obligation) to deliver to the Purchaser a written notice exercising its Additional Payment right in respect of the Share Value Increase event pursuant to Section 1(d)(ii) not earlier than ninety (90) days after the Effective Date and not later than the Final Condition Date (a "Seller Share Value Increase Notice"). In order to be valid, such Share Value Increase Notice shall clearly indicate in the subject line (or similarly apparent header or notice) that it is a Seller Share Value Increase Notice and it shall state the Calculation Period. If the Seller does deliver to the Purchaser a valid Share Value Increase Notice, then the Purchaser shall pay the Additional Payment (calculated in accordance with Section 1(e)(iii)) to the Seller.  For the avoidance of doubt, the Seller shall be entitled to deliver a valid Share Value Increase Notice only once. Also, if the Seller delivers a valid Seller Share Value Increase Notice, the Seller shall be deemed to have irrevocably waived its right to receive any Additional Payment pursuant to Section 1(d)(i) and, with respect to a Financial Success Event, Section 1(d)(ii), and the Seller shall no longer have any right to deliver a Phase III Success Event Notice or a Seller Financial Success Event Notice.
(j)    The Purchaser shall, upon written demand from the Seller, confirm to the Seller the number of shares of the Company's Common Stock (if any) sold by the Purchaser in any consecutive 365-day period and the price at which such shares of the Company's Stock were sold by the Purchaser.  The Purchaser's obligations under this Section 1(j) shall cease immediately upon the earliest to occur of (A) the Final Condition Date, and (B) Seller's first delivery of any of a Phase III Success Event Notice, Seller Financial Success Event Notice or Seller Share Value Increase Notice.
(k)    The Additional Payment, if any, shall be made in United States Dollars and via wire transfer of immediately available funds to an account designated in writing by the Party to which such payment is due.
(l)    For the avoidance of doubt, the Parties expressly agree that Seller can never be entitled to receive more than one Additional Payment under this Agreement.
2.    Conditions to Closing and Delivery of Purchased Shares.
(a)    The consummation of the sale, delivery, and transfer of the Common Shares is subject to and shall occur on the first day (the "Closing Date") on or after the Effective Date on which all of the following shall have occurred: (i) a person designated in writing by Purchaser (the "Purchaser Nominee") has been agreed to be appointed as a member of the Board of Directors of the Company (the "Board") by the Nominating Committee and Corporate Governance Committee of the Board (the "Nominating Committee") with the same rights, privileges and compensation as the other members of the Board in their capacity as such, including with respect to insurance coverage and reimbursement of expenses, as evidenced by delivery to Purchaser of a certified copy of the resolutions of the Board or Nominating Committee, as applicable, providing for such appointment, (ii) a certified copy of resolutions of the Board which appoint the Purchaser Nominee to the Board effective upon the Closing of the transactions contemplated by this agreement shall have been provided to Purchaser not later than thirty (30) calendar days following the Effective Date (the "Evidence of Appointment"), and (iii) Evidence of Stock Ownership, as defined below, has been delivered to the Purchaser.  Promptly upon delivery to Purchaser of Evidence of Appointment Seller shall deliver to the Company (with a copy to the Purchaser) the executed resignation of Maxim Gorbachev from the Board which resignation shall be effective upon the Closing.
(b)    Not later than three (3) business days following the date of receipt of the Evidence of Appointment, Purchaser will deliver to Seller, in consideration of the Common Shares, Twenty Million Dollars (US $20,000,000) by wire transfer of immediately available funds, to the account designated in the form escrow letter attached hereto as Exhibit B (or pursuant to such other payment terms as may be mutually agreed by Purchaser and Seller).
(c)    Not later than ten (10) business days after the date of receipt of the Evidence of Appointment referred to in Section 2(b) above (the "Escrow Period"), Seller shall transfer the Common Shares to the Purchaser by delivering to the Company an executed copy of this Agreement, and by irrevocably requesting that the Company irrevocably instruct its transfer agent to record such transfer immediately and issue and deliver in book-entry form the Common Shares in the name of the Purchaser, and Seller shall deliver to the Purchaser, either directly through the Company or indirectly through it transfer agent, a certified copy of an account statement demonstrating the transfer of the Common Shares to the Purchaser on the Company's stock ledger in book-entry form (the "Evidence of Stock Ownership"). Purchaser shall be deemed the owner of all the Common Shares from and after the Closing Date and shall be entitled to all rights in respect thereof.
(d)    The funds held in escrow in accordance with Section 2(b) will be released to Seller in accordance with the escrow letter attached as Exhibit B hereto upon prompt presentation by the Seller to the escrow agent of a copy of the Evidence of Stock Ownership certified by the Company or transfer agent. If no Evidence of Stock Ownership has been delivered to Purchaser within the Escrow Period, the payment made by the Purchaser pursuant to Section 2(b), together with any interest thereon, shall be refunded to the Purchaser promptly and in any event no later than 5 p.m. Pacific Standard Time on the first business day thereafter.
3.    The Seller's Representations and Warranties.  The Seller represents and warrants to the Purchaser, as of the Effective Date and as of the Closing Date, as follows:
(a)    Right, Title, and Interest.  The Seller is the lawful owner of the Common Shares, has good and marketable title to the Common Shares, and has all right, title, and interest in and to the Common Shares.  The Seller has full right and authority to deliver the Common Shares on the Effective Date in connection with this Agreement.  The Common Shares are free and clear of all liens, encumbrances, equities, security interests, rights of first refusal and any other claims whatsoever.  The Common Shares are not subject to any agreement, understandings, trusts, or other collaborative arrangements or understandings with any other party.  No person or entity has any right (including, without limitation, any right of first refusal) to prevent the Seller from transferring the Common Shares as contemplated by this Agreement, and, except as set forth on Schedule 3.1(a), no person or entity has any right to receive notice of the transfer of the Common Shares as contemplated by this Agreement.  The Seller's delivery of the Common Shares in accordance with the terms of this Agreement will pass full and valid title to the Common Shares free and clear of any security interests, claims, liens, rights of first refusal and any other encumbrance whatsoever.  The Seller is not aware of any basis for any disputes or challenges regarding the Seller's ownership of the Common Shares or regarding the Seller's sale of the Common Shares to the Purchaser, and no such disputes or challenges are pending or alleged.
(b)    Authority.  The Seller is duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of organization.  The Seller has full power and authority or legal capacity, as applicable, to execute, deliver and perform this Agreement to which it is a party and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the performance by Seller of the transactions contemplated hereby that are required to be performed by Seller have been duly authorized by the board of directors of Seller in accordance with applicable law and the certificate of incorporation and bylaws or other similar organizational documents of the Seller, and no other corporate proceedings on the part of the Seller (including, without limitation, any shareholder vote or approval) are necessary to authorize the execution, delivery and performance of this Agreement.  The Seller has sole dispositive and voting authority over the Common Shares, and has all requisite legal authority to execute and deliver this Agreement, to sell and deliver the Common Shares, and to carry out and perform all of Seller's obligations under this Agreement.  This Agreement has been duly executed and delivered by the Seller, constitutes the Seller's valid and binding obligation, and is enforceable in accordance with its terms.  The Seller has the capacity to act on the Seller's own behalf and on behalf of all who might claim through the Seller to bind them to the terms and conditions of this Agreement. The Seller has never filed any petition under applicable bankruptcy laws, no such petition has ever been filed involuntarily against the Seller, no custodian or receiver has ever been appointed with respect to the Seller's assets, and the Seller is not now insolvent (before giving effect to the sale of the Common Shares).
(c)    The execution and delivery by the Seller of this Agreement, consummation of the transactions contemplated hereby that are required to be performed by the Seller and compliance with the terms of this Agreement to which the Seller is a party will not (a) conflict with or violate any provision of the certificate of incorporation, bylaws or similar organizational documents of Seller, the Company or any of its subsidiaries, (b) result in any violation of or default, give rise to a right of termination, cause the forfeiture of any right, or require any notice or consent, under any provision of any material contract to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected, (c) conflict with or violate in any material respect any law applicable to the Company or to any of its subsidiaries or Seller or by which its or any of their respective properties is bound or affected, or (d) result in the creation of, or require the creation of, any lien upon any shares of capital stock or any property of the Company or any of its subsidiaries.
(d)    Value of Common Shares. The Seller acknowledges that, in the future and depending on the success of the Company's business, the market value of the Common Shares could become worth substantially more than the price at which the Purchaser is purchasing the Common Shares from the Seller and is securing the Seller's other agreements as set forth in this Agreement.  THE SELLER ACKNOWLEDGES THAT, BY SELLING THE COMMON SHARES TO THE PURCHASER PURSUANT TO THIS AGREEMENT, THE SELLER WILL NOT BENEFIT FROM ANY FUTURE APPRECIATION IN THE MARKET VALUE OF THE COMMON SHARES.
(e)    Adequacy of Payment.  THE SELLER AGREES THAT THE AMOUNT OF THE PAYMENT IS FAIR AND EQUITABLE TO THE SELLER.  THE SELLER ACKNOWLEDGES THAT ARM'S-LENGTH NEGOTIATIONS BETWEEN THE PURCHASER AND THE SELLER RESULTED IN THE SELLER AGREEING TO THE SUFFICIENCY OF THE PAYMENT AND TO PERFORM THE SELLER'S OTHER OBLIGATIONS SET FORTH IN THIS AGREEMENT IN EXCHANGE FOR THE PURCHASER'S PURCHASE OF THE COMMON SHARES.
(f)    Consents.  Except for filings required under the Exchange Act of 1934, no consent, approval, order, or authorization of, and no registration, qualification, designation, declaration, or filing or notice of or with any governmental authority, regulatory agency, stock exchange or third-party is required in connection with the Seller's sale of the Common Shares to the Purchaser or with the consummation of the transactions contemplated by this Agreement.
(g)    No Legal, Tax, or Investment Advice.  The Seller has had an opportunity to review the federal, state, local, and foreign tax consequences of the Seller's sale of the Common Shares to the Purchaser.  The Seller understands that nothing in this Agreement or in any other materials presented to the Seller in connection with the Purchaser's purchase of the Common Shares or the Seller's other agreements under this Agreement constitutes legal, tax, or investment advice.  The Seller has consulted such legal, tax, and investment advisors as the Seller, in the Seller's sole discretion, has deemed necessary or appropriate in connection with the sale of the Common Shares under this Agreement.  THE SELLER ACKNOWLEDGES THAT THE SELLER WILL BE RESPONSIBLE FOR THE SELLER'S OWN TAX LIABILITY THAT MAY ARISE AS A RESULT OF THE SELLER'S SALE OF THE COMMON SHARES TO THE PURCHASER OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
4.    The Purchaser's Representations and Warranties.  The Purchaser represents and warrants to the Seller, as of the Effective Date and as of the Closing Date, as follows:
(a)    The Purchaser has the full right, power, and authority to enter into and perform this Agreement and has, or has access to, capital in an amount that is sufficient to pay the Purchase Price as required by and in accordance with this Agreement.
(b)    The Purchaser has not entered into and is not bound by any contract or arrangement of any kind that conflicts with the terms of this Agreement or that might in any way limit, restrict, or impair the transfer of the Common Shares under this Agreement.
(c)    The Purchaser acknowledges that, the value of the shares on the date of purchase and in the future may be worth substantially less than the Purchase Consideration.
(d)    The Purchaser is (i) an "accredited investor" within the meaning of Rule 501(a)(3) under the United States Securities Act of 1933, as amended (the "Act"), and (ii) a sophisticated and financially capable investor with extensive knowledge and experience in investing in private equity transactions, which enables the Purchaser to properly evaluate the risks and merits of the transactions contemplated by this Agreement, including the purchase by Purchaser of the Common Shares for the Purchase Price (collectively, the "Transaction"), and the Purchaser is entering into the Transaction with a full understanding of all of the terms, conditions and risks and willingly assumes those terms, conditions and risks for an indefinite period of time.  The Purchaser has determined, based on its own independent review and such professional advice as it deems appropriate, that the Transaction is consistent with its financial needs, objectives and condition.
(e)    The Purchaser is acquiring the Common Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of Act, in any manner that would be in violation of the Act. The Purchaser has not, directly or indirectly, offered any Common Shares to anyone or solicited any offer to buy any Common Shares from anyone, so as to bring the offer and sale of any Common Shares within the registration requirements of the Act. The Purchaser will not sell, convey, transfer or offer for sale any of the Common Shares it acquires except upon compliance with the Act and any applicable state securities or "blue sky" laws or pursuant to any exemption therefrom. The Purchaser understands that the Common Shares may not be sold or otherwise disposed of unless such sale or disposition is registered under the Act and applicable state securities laws or such sale or other disposition is exempt from registration thereunder and that the Common Shares will bear a legend to such effect.  The Purchaser has received and carefully reviewed the Company's Annual Report of the Issuer on Form 10-K for the fiscal year ended 2014 and all subsequent public filings of the Company with the Securities and Exchange Commission, other publicly available information regarding the Company, and such other information that it and its advisers deem necessary to make its decision to enter into the Transaction.
(f)    The Purchaser has made its own decision to consummate the Transaction based on its own independent review and consultations with such investment, legal, tax, accounting and other advisers as it deemed necessary. The Purchaser has made its own decision concerning the Transaction without reliance on any representation or warranty of, or advice from, the Seller (except those explicitly set forth in Sections 3 and 7 hereof).
(g)    The Seller is relying on a "Section 4(1½)" exemption of the Act in connection with the sale and purchase of the Common Shares, and, upon transfer to the Purchaser, the Common Shares will continue to contain certain restrictive legends substantially similar to those set forth on the Common Certificates, and that any applicable holding periods under Rule 144 promulgated under the Act with respect to such Common Shares and the Purchaser's holding thereof shall commence as of the date of such transfer (and that the period that the Common Shares were held by Seller shall not tack to the Purchaser's holding period of the Common Shares).
(h)    Purchaser hereby acknowledges responsibility for any reporting and filing obligations under Section 13 and 16 of the Exchange Act of 1934 that it is required to make in connection with the purchase of the Common Shares.
5.    Company Not Party. The Purchaser and the Seller both acknowledge and agree that the Company is not a party to or bound by the terms of this Agreement in any manner and has made no representations or warranties to either the Purchaser or the Seller or otherwise incurred any obligations in respect of the transactions contemplated by this Agreement. Nothing in this Section 5 shall be construed as imposing any limit, or having any effect, upon the rights of the Purchaser or the Seller to assert any claims arising out of the Company's public statements or filings with the Securities and Exchange Commission or any other Exchange on which the Company's Common Stock is traded.
6.    Cooperation.  The Parties will use commercially reasonable efforts to implement and consummate the transactions contemplated by this Agreement.  The Seller agrees to execute any further documents or instruments reasonably necessary or desirable to carry out the purposes and intent of this Agreement.
7.    Transfer of rights.
(a)    The Seller represents and warrants to the Purchaser that attached as Exhibit A is a true and correct list of all agreements that the Seller and its Affiliates have entered into with the Company and/or other shareholders of the Company and which either grant to the Seller, as the holder of the Common Shares, special rights, preferences, or privileges or set forth obligations with respect to the Company or the Seller or its Affiliates including voting of the Common Shares (the "Shareholder Agreements") and that the Seller has provided the Purchaser with true and correct copies of each of the Shareholder Agreements. All such Shareholder Agreements have been fully terminated except for the Investors Rights Agreement which was terminated with respect to all provisions other than in respect of the registration rights provided for in Section 1 thereof.
(b)    In respect of the Investors Rights Agreement, Seller hereby represents and warrants that the transfer of the Common Shares to the Purchaser constitutes the transfer of at least 66% of the Registrable Securities (as defined in the Investors' Rights Agreement) originally acquired by the Seller.  Seller hereby assigns, transfers and conveys to the Purchaser all of its rights and obligations under Section 1 of the Investors' Rights Agreement, and Purchaser hereby assumes all such rights and obligations and agrees to be bound the terms and conditions of the Investors' Rights Agreement as an Investor, as such term is defined therein.  Promptly after executing this Agreement, and in any event no later than two (2) business days after the Effective Date, in accordance with Section 1.12 of the Investors' Rights Agreement, the Seller shall furnish the Company with written notice of this assignment and the name and address of the Purchaser and the Common Shares with respect to which such registration rights have been assigned.
8.     Costs.  The Parties will each bear their own costs, expert fees, attorneys' fees, and other fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement.
9.    Irrevocable Waiver of Right to Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY EXPRESSLY ACKNOWLEDGES THAT THE WAIVERS IN THIS SECTION 9 ARE INTENDED TO BE IRREVOCABLE UNDER THE LAWS OF THE STATE OF NEW YORK AND OF THE UNITED STATES OF AMERICA.
10.    No Representations.  Neither Party has relied upon any representations or statements made by the other Party that are not specifically set forth in this Agreement.
11.    Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws that would result in the application of any law other than the law of the State of Delaware. If either Party shall commence any action, claim, suit, inquiry, notice of violation, proceeding or investigation (collectively, an "Action"), then the prevailing party in such Action shall be reimbursed by the other Party for any and all related costs, charges and expenses, including reasonable attorney's fees.  A Party that successfully moves to dismiss an Action is, without limitation, a prevailing Party. This Section 11 shall survive the expiration or early termination of this Agreement.
12.    Jurisdiction. The Parties agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of such Party's affiliates or against any party or any of such Party's affiliates) shall be brought exclusively in any federal or state court in State of New York in New York County or, if such court shall not have jurisdiction, exclusively in any federal court located in the New York or other New York state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Action and irrevocably waives, to the fullest extent permitted by law, any objection that such party may now or hereafter have to the laying of the venue of any such Action in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such Action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such Party as provided hereunder shall be deemed effective service of process on such Party.
13.    Process Agent. EACH OF THE SELLER AND THE PURCHASER HEREBY IRREVOCABLY DESIGNATES PHILADELPHIA STOCK TRANSFER, INC. (IN SUCH CAPACITY, THE "PROCESS AGENT"), WITH AN OFFICE AT 2320 HAVERFORD RD., SUITE 230, ARDMORE, PA  19003, AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, FOR AND ON ITS BEHALF SERVICE OF PROCESS IN SUCH JURISDICTION IN ANY PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER AGREEMENT EXECUTED IN CONNECTION WITH THIS AGREEMENT, AND SUCH SERVICE SHALL BE DEEMED COMPLETE UPON DELIVERY THEREOF TO THE PROCESS AGENT; PROVIDED THAT IN THE CASE OF ANY SUCH SERVICE UPON THE PROCESS AGENT, THE PARTY EFFECTING SUCH SERVICE SHALL ALSO DELIVER A COPY THEREOF TO EACH OTHER SUCH PARTY IN THE MANNER PROVIDED IN SECTION 16 OF THIS AGREEMENT. EACH PARTY SHALL TAKE ALL SUCH ACTION AS MAY BE NECESSARY TO CONTINUE SAID APPOINTMENT IN FULL FORCE AND EFFECT OR TO APPOINT ANOTHER AGENT SO THAT SUCH PARTY WILL AT ALL TIMES HAVE AN AGENT FOR SERVICE OF PROCESS FOR THE ABOVE PURPOSES IN NEW YORK. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY MANNER PERMITTED BY APPLICABLE LAW.
14.    Entire Agreement.  This Agreement constitutes the full and entire understanding between the Parties with regard to the Common Shares.  With respect to the Common Shares, neither Party will be liable or bound to the other Party in any manner by any representations, warranties, or covenants except as specifically set forth in this Agreement.
15.    Waivers and Amendments.  Either Party's failure to enforce, or delay in enforcing, any provision of this Agreement will not be construed as a waiver of such provision and will not prevent that Party from subsequently enforcing each and every other provision of this Agreement.  The rights granted to the Parties are cumulative and will not constitute a waiver of either Party's right to assert all other legal and equitable remedies available to that Party.  This Agreement may be amended only in writing and only if signed by the Purchaser and the Seller.
16.    Notices.  Any notice required or permitted under this Agreement will be given in writing or by electronic mail and will be deemed effectively given (a) upon personal delivery or (b) upon the date of delivery by electronic mail (with proof of delivery) or (c) five (5) Business Days after being mailed by registered or certified mail (postage prepaid, return receipt requested), addressed to the appropriate Party at the electronic mail address or address provided on the signature page of this Agreement or at such other electronic mail address or such other address as such Party may designate by ten days' advance written notice to the other Party.
17.    Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be enforceable against the Parties actually executing such counterparts and all of which together will constitute one instrument.
18.    Section Headings.  The section headings, titles, and subtitles contained in this Agreement are for convenience only and are not to be relied upon in construing the terms of this Agreement.
19.    Severability.  If any provision of this Agreement, or the application of any such provision, becomes or is declared by a court of competent jurisdiction to be illegal, void, or unenforceable, then the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties as expressed in this Agreement.  The Parties further agree to replace any such illegal, void, or unenforceable provision with a legal, valid, and enforceable substitute provision that will achieve, to the greatest extent possible, the economic, business, and other purposes of the illegal, void, or unenforceable provision.
20.    Successors and Assigns.  This Agreement and Purchaser's rights, duties, benefits, and obligations under this Agreement will inure to the benefit of, and be enforceable by, the Purchaser's successors and assigns.  This Agreement and the Seller's rights, duties, benefits, and obligations under this Agreement will inure to the benefit of, and be enforceable by the Seller's successors and assigns.
21.    Confidentiality of this Agreement.  Both Parties shall maintain in confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration being paid by the Purchaser for the Common Shares (collectively, the "Information") for a period of three (3) years following the Effective Date, unless compelled to disclose by judicial or administrative process or, in the advice of such Party's counsel, by other requirement of law or the applicable requirements of any regulatory agency or relevant Exchange.  Both Parties agree to take every reasonable precaution to prevent disclosure of any Information to third-parties, with the exception of lawyers and accountants and other consultants and advisors acting on behalf of either Party.  Both Parties also agree that there will be no publicity, directly or indirectly, concerning any Information.
22.    Termination of this Agreement.  In the event that any of the conditions set forth in Section 2 are not satisfied (including Section 2(a)(ii) and/or Section 2(c)), this Agreement shall automatically terminate. No Party shall have any obligation or liability to the other parties hereto, except that the parties hereto shall remain bound by the provisions of this Section 22 and Sections 8 through 21. Nothing herein shall relieve a defaulting or breaching party from any liability or damages arising out of its breach of any provision of this Agreement.

*            *            *

The Parties have executed this Buy/Sell Agreement as of the Effective Date.

PURCHASER:

ERVINGTON INVESTMENTS LIMITED a Cypriot company

By:	/s/ KONSTANTIN GORSHKOV

Name:	KONSTANTIN GORSHKOV

Title:	ATTORNEY

Address: Chrysanthou Mylona 3, P.C. 3030, Limassol, Cyprus Attn: Panagiota K. Nikou, director, and Maria Damianou, director

SELLER:

RMI INVESTMENTS S.A.R.L. a Luxembourg company

By:	/s/ PAVEL ILIEV

Name:	PAVEL ILIEV

Title:	CATEGORY A MANAGER

Address:
7 Rue Robert Stümper
L-2557 Luxembourg, Grand Duchy of Luxembourg
R.C.S. Luxembourg, B 169.711
Attn: Pavel Iliev, Category A Manager

EXHIBIT A. SHAREHOLDER AGREEMENTS

1.	Lithera, Inc. Series C Preferred Stock Purchase Agreement dated December 12, 2012
2.	Lithera, Inc. Third Amended and Restated Investors' Rights Agreement dated December 12, 2012
3.	Lithera, Inc. Third Amended and Restated Rights of First Refusal Agreement dated December 12, 2012
4.	Lithera, Inc. Third Amended and Restated Stockholders' Agreement dated December 12, 2012
5.	Lithera, Inc. Third Amended and Restated Voting Agreement dated December 12, 2012
6.	Lithera, Inc. First Amendment to Series C Preferred Stock Purchase Agreement dated October 30, 2013
7.	Lithera, Inc. Second Amendment to Series C Preferred Stock Purchase Agreement dated December 27, 2013
8.	Neothetics, Inc. (ex-Lithera, Inc.) Fourth Amended and Restated Investors' Rights Agreement dated September 22, 2014
9.	Neothetics, Inc. (ex-Lithera, Inc.) Fourth Amended and Restated Rights of First Refusal Agreement dated September 22, 2014
10.	Neothetics, Inc. (ex-Lithera, Inc.) Fourth Amended and Restated Stockholders' Agreement dated September 22, 2014
11.	Neothetics, Inc. (ex-Lithera, Inc.) Fourth Amended and Restated Voting Agreement dated September 22, 2014

EXHIBIT B
Form of Escrow Letter
Ervington Investments Limited
Chrysanthou Mylona 3
3030 Limassol
Cyprus
December [●], 2015
Wilson Sonsini Goodrich & Rosati
Attn: Joseph S. Chu
650 Page Mill Road
Palo Alto, CA 94304-1050
United States
Re:          Escrow and Return of Funds Letter Agreement
Ladies and Gentlemen:
Reference is made to that certain Buy/Sell Agreement dated December [●], 2015 by and among RMI Investments S.à r.l., a Luxembourg company and Ervington Investments Limited, a Cypriot company (the "Buy/Sell Agreement"). Capitalized terms used herein and not otherwise defined in this letter agreement (the "Letter Agreement") shall have the meanings set forth in the Buy/Sell Agreement. In connection with the purchase of the Common Shares pursuant to the Buy/Sell Agreement, the undersigned parties hereby agree as follows:
Section 1. Pre-Funding Payments. In order to facilitate the anticipated entry into and closing of the Buy/Sell Agreement, the Purchaser hereby agrees to deposit twenty million dollars ($20,000,000), by wire transfer of immediately available funds, into escrow to be held by Wilson Sonsini Goodrich & Rosati ("WSGR") in its client trust account with Bank of America as provided on Attachment 1 hereto (the "Escrow Account"), on the date hereof.
Section 2. Payments Held In Escrow. WSGR agrees to hold the payment made by the Purchaser in escrow in the Escrow Account for the benefit of the Purchaser and not to use such funds for any purpose or transfer, distribute or release such funds to RMI Investments S.à r.l. unless this Letter Agreement is terminated in accordance with its terms, except for refund of such payment made in accordance with Section 3.
Section 3. Refund of Payments. If Evidence of Appointment has been timely received by the Purchaser in accordance with Section 2 of the Buy/Sell Agreement and thereafter the transactions contemplated by the Buy/Sell Agreement, including receipt by the Purchaser of a certified account statement evidencing the transfer of the Common Shares to the Purchaser on the Company's stock ledger in book-entry form in accordance with Section 2(c) of the Buy/Sell Agreement, are not consummated within 10 business days of the date such Evidence of Appointment was so timely delivered, WSGR hereby agrees to release to the Purchaser the payment made by the Purchaser pursuant to Section 1, together with any interest thereon, promptly and in any event no later than 5 p.m. Pacific Standard Time on 2nd business day following the the Purchaser's notice to WSGR that such transactions were not so consummatated.
Section 4. Termination. If the transactions contemplated by the Buy/Sell Agreement are consummated within 10 business days from the date the Evidence of Appointment was delivered, this Letter Agreement shall terminate and be of no further force and effect and WSGR shall release the escrowed funds to RMI Investments S.à r.l.
Section 5. WSGR Obligations. It is agreed that the duties of WSGR are only as herein specifically provided and are purely ministerial in nature, and that WSGR shall incur no liability whatsoever except for its willful misconduct. Subject to the immediately preceding sentence, Purchaser hereby releases WSGR from any act done or omitted to be done by WSGR in good faith in the performance of its duties hereunder. WSGR's responsibilities and liabilities hereunder will terminate upon the delivery of the escrowed funds under the provisions of this Letter Agreement. Nothing contained herein shall act as a disclaimer of responsibility by WSGR for its own willful misconduct.
Section 6.  Governing Law. This Letter Agreement shall be governed by, construed under and enforced in accordance with the laws of the State of New York, without giving effect to any choice or conflict of laws provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.
Section 7.  Entire Agreement. This Letter Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and will supersede all previous oral and written (and all contemporaneous oral) negotiations, commitments, agreements and understandings relating hereto. The provisions of this Letter Agreement shall be interpreted in a reasonable manner to effect the intent of the parties signatory hereto.
Section 8.  Confidentiality. The undersigned parties shall maintain in confidence the existence, the contents and terms of this Letter Agreement, unless compelled to disclose by judicial or administrative process or, in the advice of such undersigned party's counsel, by other requirement of law or the applicable requirements of any regulatory agency or relevant Exchange.
Section 9.  Counterparts. This Letter Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Letter Agreement, and all of which counterparts, when taken together, will be deemed to constitute one and the same agreement.
[Remainder of page left blank]

Very truly yours,	Agreed and accepted:

ERVINGTON INVESTMENTS LIMITED	WILSON SONSINI GOODRICH & ROSATI

By:	By:
Name:	Name:
Title:	Title:

ATTACHMENT 1
WSGR Escrow Account Wire Instruction

650 Page Mill Road Palo Alto, CA 94304-1050 PHONE 650.493.9300 FAX 650.493.6811 www.wsgr.com
TRANSACTIONS TRUST ACCOUNT WIRE INSTRUCTIONS
WIRES IN

ACCOUNT NAME:	Wilson Sonsini Goodrich & Rosati Transactions Trust Account

THE BANK:	Bank of America 530 Lytton Avenue Palo Alto, CA 94301

ACCOUNT NUMBER:	16645-62842

ABA ROUTING NUMBER:	026009593

SWIFT CODE:	BOFAUS3N

REFERENCE:	RMI Investments S.à.r.l. / 46342.008 Joseph Chu / Philip Oettinger (REQUIRED FOR ALL WIRES)

By transmitting funds pursuant to these instructions, you are instructing WSGR to place the funds in an Interest on Lawyers Trust Account (an "IOLTA" trust account). Pursuant to Section 6211 of the California Business and Professions Code, the interest earned on the deposited funds will be paid to the State Bar of California to fund legal services for the indigent. Contact the WSGR attorney handling this transaction if you have questions concerning the foregoing.

PLEASE DO NOT DEPOSIT CHECKS TO OUR TRUST ACCOUNT AT ANY BANK BRANCH. These funds may not be brought to WSGR's attention and will have to be HELD for a minimum of 7-10 working days while an inquiry is made at the bank for deposit detail. HELD funds are not disbursable.

Although WSGR administers this IOLTA trust account, funds in this account are not commingled with WSGR's operating funds which are kept in separate accounts. Neither WSGR nor its creditors have any claim to funds held in the Transactions Trust Account.